Exhibit 5.1

William r. Syverson
320-654-4118 direct
william.syverson@leonard.com

Ladies and Gentlemen:
This opinion letter dated February 10, 2014 is delivered in connection with the offer and sale of 1,768,239 common shares of beneficial interest, no par value (the "Shares"), of Investors Real Estate Trust (the "Company") covered by the Registration Statement on Form S-3 (File No. 333-189637), effective upon filing by the Company with the Securities and Exchange Commission (the "Commission") on June 27, 2013 (the "Registration Statement").  The Shares are to be sold by the selling shareholders listed in the Prospectus Supplement under the section titled "Selling Shareholders" (the "Selling Shareholders"). The Shares may be issued from time to time by the Company to the extent that the Selling Shareholders, which hold units of limited partnership interest (the "LP Units") in IRET Properties, A North Dakota Limited Partnership, a North Dakota limited partnership (the "Operating Partnership"), in accordance with the terms of the Agreement of Limited Partnership of IRET Properties, A North Dakota Limited Partnership, dated January 31, 1997 (the "Partnership Agreement"), tender the LP Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered LP Units in exchange for the Shares.

In furnishing this opinion, we have examined copies of the Prospectus Supplement, the Articles of Amendment and Third Restated Declaration of Trust of the Company, the Third Restated Trustees' Regulations (Bylaws) of the Company, and the Partnership Agreement, each as amended or supplemented from time to time, and the resolutions of the meeting of the Board of Trustees authorizing the Prospectus Supplement and the issuance of the Shares (the "Resolutions"). We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In these examinations and for purposes of the opinions expressed below, we have assumed (i) the genuineness of all signatures; (ii) the legal capacity of each natural person signatory to any of the documents reviewed by us; (iii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies; and (iv) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System ("EDGAR"), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.  As to factual matters, we have relied, without independent verification, upon the accuracy of the certificates of officers of the Company and the certificates and oral advice of public officials.

Based upon and subject to the foregoing, we are of the opinion that:

The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of North Dakota and is in good standing with the North Dakota Secretary of State.
The issuance of the Shares has been duly authorized by all necessary action of the Company.
When and if issued and delivered in accordance with the Prospectus Supplement and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.
The foregoing opinions are limited to the laws of the State of North Dakota and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of North Dakota.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. This letter is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company's Current Report on Form 8-K relating to the issuance of the Shares (the "Current Report"), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Sincerely,

STINSON LEONARD STREET LLP

By:  /s/ William Syverson